Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Matterport, Inc. of our report dated March 18, 2022, relating to the financial statements of Matterport, Inc., which appears in the Prospectus Supplement of Matterport, Inc. dated March 18, 2022, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 18, 2022